Exhibit 99.1

Contact:	Marcel Goldstein
	Corporate Media Relations	CSC PRESS RELEASE
	CSC	August 13, 2013
703.641.3271
mgoldstein@csc.com

Steve Virostek
Investor Relations
703.641.3000
investorrelations@csc.com

CSC Board Declares Quarterly Cash Dividend
FALLS CHURCH, Va., Aug. 13, 2013 - The Board of Directors of CSC has declared a regular quarterly dividend of $.20 per share on the company's Common Stock. The dividend will be paid on October 4, 2013 to stockholders of record at the close of business on September 4, 2013.

About CSC

CSC is a global leader of next generation information technology (IT) services and solutions. The Company's mission is to enable superior returns on our client's technology investments through best-in-class industry solutions, domain expertise and global scale. CSC has approximately 87,000 employees and reported revenue of $13.8 billion for the 12 months ended June 28, 2013.